Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-199150

November 10, 2014

eHi Car Services Limited

eHi Car Services Limited, or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering in the United States will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 1-866-803-9204 (toll-free within the United States); or calling Goldman, Sachs & Co. at 1-201-793-5170. You may also access the company’s most recent prospectus dated November 10, 2014, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on November 10, 2014, or Amendment No. 3, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1517492/000104746914009011/a2222145zf-1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 3. All references to page numbers are to page numbers in Amendment No. 3.

(1) Amend the convention of “period-end fleet size” on page 8 as follows:

“period-end fleet size” refers to the aggregate number of vehicles in our car rentals and car services fleets as of the last day of a given period to which we hold legal title, including vehicles that we have written off in accordance with our accounting policy and vehicles that are currently missing but have not been written off. The period-end fleet sizes of our car rentals or car services were determined based on last orders assigned to our vehicles at the end of any given period.

(2) Amend the footnote of “period-end fleet size” on pages 17, 76 and 81 as follows:

“Period-end fleet size” refers to the aggregate number of vehicles in our car rentals and car services fleets as of the last day of a given period to which we hold legal title, including vehicles that we have written off in accordance with our accounting policy and vehicles that are currently missing but have not been written off. As of June 30, 2014, we had written off a total of 127 vehicles since our inception.

(3) Amend the third paragraph under the heading “property and equipment, net” on page 89 as follows:

Vehicles that are available or unavailable for immediate rental (such as vehicles under repair and maintenance or vehicles in-transit) are subject to the same accounting treatment including recording of depreciation expense, impairment assessment, and periodic analysis of estimated useful lives and salvage value. We monitor activities and utilization of our vehicles on a regular basis via the installed GPS equipment. Vehicles that cannot be tracked via the installed GPS equipment and cannot be otherwise located are considered missing and/or lost. We have a dedicated department to locate and recover vehicles in this category and have a history of recovering a majority of such vehicles within the first six months after the time they could not be located. We write off the net carrying value of the vehicle and record a loss in the consolidated statements of comprehensive loss if a vehicle cannot be tracked via the installed GPS system for more than six months and cannot be otherwise located, as we believe that the chance of recovering a vehicle in such circumstances is remote.

(4) Amend the last sentence of the second paragraph on page F-11 and the last sentence of the first paragraph on page F-57 as follows:

The Company adjusts the net carrying value of vehicles to zero if the vehicle cannot be tracked via the installed GPS system for more than six months and cannot be otherwise located, as the Company believes that the chance of recovering the vehicle in such circumstances is remote, and such loss is recorded in the consolidated statements of comprehensive loss as vehicle operating expenses.

(5) Replace “Kunyu Capital Ltd.” in the description of “concurrent private placement” on page 10 and the last paragraph on page F-80 with the following:

China Universal Asset Management Co., Ltd.

(6) Replace “Kunyu Capital” in the description of “concurrent private placement” on page 10, the description of “lock-up” on page 12, the sixth paragraph on page 218 and the last paragraph on page F-80 with the following:

CUAM

(7) Add the following in the description of “lock-up” on page 12 and the fourth paragraph on page 218:

unless we otherwise instruct the depositary with the prior written consent of the representatives of the underwriters